Exhibit 10.2

AMENDMENT NO. 6

TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 6 (this “Amendment”) is entered into as of October 20, 2014, by and among HUTCHINSON TECHNOLOGY INCORPORATED, a corporation organized under the laws of the State of Minnesota (“HTI”) (HTI and each other Person who becomes a Borrower under the Loan Agreement referred to below, each a “Borrower,” and collectively “Borrowers”), the financial institutions set forth on the signature pages hereto (each a “Lender” and collectively, “Lenders”) and PNC Bank, National Association as agent for Lenders (in such capacity, “Agent”).

BACKGROUND

Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of September 16, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

Borrowers have informed Agent and Lenders that HTI proposes to issue, as 2014 Refinancing Indebtedness, new convertible senior convertible notes of HTI in an aggregate original principal amount of up to $37,500,000 and to exchange Equity Interests of HTI for a portion of the 8.50% Senior Secured Second Lien Notes.

Borrowers have requested that Agent and Lenders agree to certain amendments to the Loan Agreement in respect of such proposed transactions, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

(a) Section 1.2 of the Loan Agreement is hereby amended by adding the following defined terms in their appropriate alphabetical order:

“Amendment No. 6 Effective Date” shall mean October 20, 2014.

(b) Section 2.1(a)(y)(v) of the Loan Agreement is hereby amended in its entirety to provide as follows:

“(v)(1) at all times during the period commencing on December 1, 2014 and ending at the earlier of (i) the opening of business on January 16, 2015 or (ii) such time as the 8.50% Convertible Senior Notes have been either repaid, repurchased, redeemed, retired or otherwise acquired in full or refinanced with Indebtedness having a maturity date no earlier than January 1, 2017, an amount equal to the aggregate principal balance of the 8.50% Convertible Senior Notes then outstanding and (2) at all times during the period commencing on December 1, 2015 and ending at the earlier of (i) the opening of business on January 16, 2016 or (ii) such time as the 8.50% Convertible Senior Notes have been either repaid, repurchased, redeemed, retired or otherwise acquired in full or refinanced with Indebtedness having a maturity date no earlier than January 1, 2017, an amount equal to the aggregate principal balance of the 8.50% Convertible Senior Notes then outstanding, minus”

(c) Section 6.13 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“6.13. Maintenance of Cash for Repayment of 8.50% Convertible Senior Notes.

In addition to the requirement set forth in Section 7.8(x)(e), at all times during the period commencing December 1, 2014 and ending at the earlier of (x) the opening of business on January 16, 2015 or (y) such time as the 8.50% Convertible Senior Notes are repaid, repurchased, redeemed, retired or otherwise acquired in full or refinanced in full with Indebtedness having a maturity date no earlier than January 1, 2017, Borrowers shall maintain cash on their balance sheet and/or cash in an escrow account (and subject to an escrow agreement reasonably acceptable to Agent) (without duplication of amounts required by Section 7.8(x)(e)) in an amount not less than the aggregate principal balance of the 8.50% Convertible Senior Notes then outstanding and (ii) at all times during the period commencing on December 1, 2015 and ending at the earlier of (x) the opening of business on January 16, 2016 or (y) such time as the 8.50% Convertible Senior Notes are repaid, repurchased, redeemed, retired or otherwise acquired in full or refinanced in full with Indebtedness having a maturity date no earlier than January 1, 2017, Borrowers shall maintain cash on their balance sheet and/or cash in an escrow account (and subject to an escrow agreement reasonably acceptable to Agent) (without duplication of amounts required by Section 7.8(x)(e)) in an amount not less than the aggregate principal balance of the 8.50% Convertible Senior Notes then outstanding.”

(d) Section 7.17 of the Loan Agreement is hereby amended and restated in its entirety to provide as follows:

“Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower; provided that,

(a)	Borrowers shall be permitted to repurchase the 3.25% Convertible Subordinated Notes in whole or in part so long as, after giving effect to any such repurchase, no Default or Event of Default has occurred and is continuing and Liquidity is not less than $50,000,000,

(b)	Borrowers shall be permitted to repay, repurchase, redeem, retire or otherwise acquire the 8.50% Convertible Senior Notes in whole or in part so long as, after giving effect to any such repayment, repurchase, redemption, retirement or acquisition, no Default or Event of Default has occurred and is continuing and Liquidity is not less than $20,000,000,

(c)	Borrowers shall be permitted to repay, repurchase, redeem, retire or otherwise acquire the 8.50% Senior Secured Second Lien Notes and/or 10.875% Senior Secured Second Lien Notes in whole or in part out of the proceeds of, or in exchange for, any Equity Interests issued by HTI on or after the Amendment No. 6 Effective Date,

(d)	Borrowers shall be permitted to repay, repurchase, redeem, retire or otherwise acquire up to $7,500,000 in aggregate principal amount of the 2014 Refinancing Indebtedness (together with all unpaid interest accrued thereon) upon exercise by the holders thereof of any right of such holders under any of the contracts, agreements or instruments entered into in connection therewith (as in effect on the Amendment No. 6 Effective Date) to require HTI to repay, repurchase, redeem, retire or otherwise acquire such Indebtedness, so long as the principal component of the repayment, repurchase, redemption, retirement or other acquisition of the 2014 Refinancing Indebtedness is funded from the funds contained in the escrow established in connection with the issuance of the 2014 Refinancing Indebtedness, and

(e)	the 2014 Refinancing Indebtedness may be converted into common Equity Interests of HTI in accordance with the terms of the contracts, agreements and instruments evidencing or governing such Indebtedness.”

3. Acknowledgment and Consent. Agent hereby acknowledges that the terms of the 2014 Refinancing Indebtedness, as provided in the most recent drafts provided to Agent by counsel for HTI of the contracts, agreements and instruments entered into in connection therewith, are acceptable to the Agent, hereby consents to the escrow of all or a portion of the proceeds of the 2014 Refinancing Indebtedness pursuant to one or more escrow agreements substantially in the form of the most recent drafts thereof provided to the Agent by counsel for HTI, and hereby acknowledges that the times of such escrow agreements are satisfactory to the Agent.

4. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent. Agent shall have received:

(a) a copy of this Amendment executed by Borrowers, Agent and Lenders.

5. Representations and Warranties. Each Borrower hereby represents and warrants as follows:

(a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms (except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally or general principals of equity).

(b) Upon the effectiveness of this Amendment, each Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

(c) The execution, delivery and performance of this Amendment and all other documents in connection therewith has been duly authorized by all necessary corporate action on the part of the Borrowers, and do not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Borrower.

(d) Upon the effectiveness of this Amendment, no Event of Default or Default has occurred and is continuing.

(e) No Borrower has any defense, counterclaim or offset with respect to the Loan Agreement.

6. Representation by Agent. Agent hereby represents that, as of the date hereof, PNC Bank, National Association is the only Lender party to the Loan Agreement.

7. Effect on the Loan Agreement.

(a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) Except as otherwise expressly contemplated hereby, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

(d) This Amendment shall be an Other Document for all purposes under the Loan Agreement.

8. Release. The Borrowers hereby acknowledge and agree that: (a) to their knowledge neither they nor any of their Subsidiaries have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Loan Agreement or the Other Documents and (b) to their knowledge Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrowers under the Loan Agreement and the Other Documents. Notwithstanding the foregoing, Agent and each Lender wish (and the Borrowers agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Borrowers (for themselves and their respective Subsidiaries and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) do hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent of fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of the Borrowers, or the making of any advance thereunder, or the management of such advance or the Collateral.

9. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

10. Costs and Expenses. Borrowers hereby agree to pay the Agent, on demand, all reasonable costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Agent in connection with this Agreement and any instruments or documents contemplated hereunder.

11. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12. Counterparts; Electronic Transmission. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or other electronic transmission (including transmission of a PDF file) shall be deemed to be an original signature hereto.

[Signature page follows this page]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ David P. Radloff
Name:	David P. Radloff
Title:	Vice President and
Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

Signature Page to Amendment No. 6 to Revolving Credit and Security Agreement